EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/22/04	Walt Riker, 630-623-7318

McDONALD’S NEWS ADVISORY

CHARLIE BELL STEPS DOWN; BOARD ELECTS JIM SKINNER CEO

AND MIKE ROBERTS PRESIDENT & COO

Oak Brook, Il. -- Andrew J. McKenna, Chairman of the Board of Directors of McDonald's Corporation, issued the following statement today after a meeting of the Board:

"Charlie Bell has informed us of his decision to step down immediately from his role as President and Chief Executive Officer of McDonald's to devote all of his time and energy to his courageous battle against cancer. Charlie is a remarkable leader and well loved by the McDonald’s family, and we fully understand and respect his decision.

"On his behalf, he has asked me to thank everyone who is reaching out to him with thoughts and prayers. Your support and empathy are sources of inspiration and courage to Charlie, and to all of us at McDonald's.

"As a result of Charlie's decision, our Board met today to review succession plans. I am pleased to announce that Jim Skinner, currently Vice Chairman, has been elected Chief Executive Officer and a member of the Board of Directors. Additionally, the Board has elected Mike Roberts, currently CEO of McDonald's USA, to the position of President and Chief Operating Officer and a member of the Board of Directors. Roberts will report to CEO Skinner, and these management changes are effective immediately.

"In Jim Skinner, McDonald's has an outstanding leader who will continue the strategic focus established by Jim Cantalupo and Charlie Bell. In the course of his 33-year career at McDonald's, he has led every restaurant geography of the company -- and like Charlie before him, his McDonald's roots are in the details and discipline of restaurant operations and customer service.

"Mike Roberts has led a remarkable resurgence as CEO of McDonald's USA, with the U.S. on its way to a second consecutive year of double-digit operating income growth. This has energized the entire McDonald’s system. In his new role, Mike will bring his energy and experienced leadership to McDonald's restaurant operations throughout the world.

"Together, Jim Skinner and Mike Roberts will provide the seasoned and innovative leadership McDonald's needs to continue our business momentum going forward. In this effort, they will benefit from our unparalleled depth of management talent in all areas of the world, as well as an established McDonald's Plan to Win -- which represents a strategic link to the business priorities established by Jim Cantalupo and Charlie Bell. They will also have the full support and confidence of our entire system of owner-operators, employees and suppliers -- a unique global alliance that keeps McDonald’s strong."